Exhibit 10.18

Woodward Governor Company 1000 East Drake Road P.O. Box 1519 Fort Collins, CO 80522-1519 USA Tel: 970-482-5811 Fax: 970-498-3058

Date:	October 1, 2008

To:	Dennis Benning

From:	Tom Gendron
Chairman of the Board and Chief Executive Officer

Subject:	Confirmation of Promotion
Dear Dennis,
We are pleased to present to you the following details of your promotion:
POSITION:
•	Your new position will be Group Vice President, Airframe Systems and President of Woodward MPC.

•	The Compensation Committee of the Board of Directors reviewed the Hewitt total compensation data and approved our recommendations for all compensation changes.

•	You will be based in the Skokie, Illinois facility and report directly to me.
COMPENSATION:
•	Effective with the pay period beginning October 4, 2008, your base salary will be $12,695 bi-weekly or $330,070 annually. This represents an 10% combined merit/assignment base pay increase.

•	You will continue to participate in the Management Incentive Plan (MIP). Your annual incentive pay target will continue at 55% of base pay. This represents a cash target bonus of $181,539.

•	This position qualifies for stock Options. The granting of stock options is not a guarantee, and is subject to approval by the Compensation Committee of the Board of Directors.

•	You will continue to participate in the Woodward Long Term Incentive Plan (LTIP). Your target participation level will continue at 35% of base pay. This represents a cash target bonus of $115,525.

•	You will be eligible for a salary review on October 1, 2009.
SPECIAL PROVISIONS:
•	The Company will allow you the use of a car and reimburse you for the cost of gas associated with business use of the vehicle.

•	The Company will provide accommodations (either hotel or rented apartment or some combination) for the duration of the assignment. You will be responsible for other all day-to-day living expenses during the assignment, e.g. meals, laundry expenses, and other misc. expenses.

•	The Company will allow you an unlimited number of trips to return to your home in Windsor during the weekends. Alternatively, the Company will reimburse travel expenses associated with your wife, Lori, visiting you in Illinois.

•	The Company will pay for a driver service for Lori as needed.

•	Household property management and associated utility and maintenance costs will be picked up by the company.

•	At the successful completion of your assignment, you will be eligible to receive a performance bonus in the amount of $150,000 less applicable withholdings. Successful completion means that your successor is assessed, named and effectively transitioned into the Group Vice President, Airframe Systems and Woodward MPC President position.

•	The expected duration of this assignment will be between 6 to 12 months. Subject to meeting all performance and conduct requirements, the Company’s intent is to place you in a comparable executive position (i.e. same grade level and pay treatment) at the conclusion of this assignment.
Please contact me should you have any questions. Dennis, we are looking forward to your leadership abilities in running the Airframe Systems Business Group and completing the integration activities at Woodward MPC. In your new position, you will continue to play a key role on the Executive Staff and will have significant impact on our ability to meet our Vision 2010, goals and strategies.
If you accept this promotion on the terms and conditions set forth in this letter, please sign below and return the original of this letter to my attention.
Sincerely,
Tom Gendron

Dennis Benning	Date